CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” in each prospectus and “Independent Registered Public Accounting Firm”, “Selective Disclosure of Portfolio Holdings” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated August 15, 2006 on Goldman Sachs Tennessee Municipal Fund for the June 30, 2006 Annual Report to Shareholders (one of the funds comprising the Goldman Sachs Trust), which is incorporated by reference in this Post-Effective Amendment No. 139 to the Registration Statement (Form N-1A 33-17619 and 811-5349) of Goldman Sachs Trust.
/s/ ERNST & YOUNG LLP
New York, New York
October 26, 2006